BANDAG, INCORPORATED
                   Description of Short-term Compensation Plan

         As part of the total compensation package for members of the Executive Leadership Team ("ELT"), the Management Continuity and Compensation Committee ("MCC") of the Board of Directors sets annual earnings per share ("EPS") targets for the Company. The MCC then grants contingent award values to the members of the ELT. The award values are typically based on a percentage of the target compensations for members of the ELT set by the MCC. The awards are payable in restricted shares of Class A Common Stock if the EPS targets are met.

         The MCC sets the EPS targets and award values to members of the ELT as follows: the first is a Threshold EPS, below which no restricted stock grants are made and, if met, provides for the lowest award value; the second is a Target EPS, which provides for a higher award value if the Target EPS is met; and the third is a Superior EPS, which provides for the highest award value if the Superior EPS is met. If EPS falls between identified target EPS numbers, arithmetical interpolation is used to determine the award value. The number of shares of restricted stock to be granted are computed by dividing an individual award value by the fair market value of a share of Class A Common Stock on the date of the first Board of Directors meeting following the end of the fiscal year. Except in the case of death, disability or retirement, the shares of restricted stock become freely transferable after three years from the date of grant.

         Members of the Executive Leadership Team currently consists of Martin
G. Carver, Chairman of the Board, President and Chief Executive Officer, Warren
W. Heidbreder, Vice President, Finance and Chief Financial Officer, John C. McErlane, Vice President, Marketing and Sales, and Nathaniel L. Derby II, Vice President, Manufacturing Design.